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                                   EXHIBIT 18



                    LETTER RE CHANGE IN ACCOUNTING PRINCIPLE


To the Board of Directors
of The Robert Mondavi Corporation

We have been furnished with a copy of the Corporation's Form 10-Q for the quarter ended September 30, 1998. Note 1 therein describes a change in the method of determining the cost of inventories from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. It should be understood that the preferability of one acceptable method of inventory accounting over another has not been addressed in any authoritative accounting literature and in arriving at our opinion expressed below, we have relied on management's business planning and judgement. Based upon our discussions with management and the stated reasons for the change, we believe that such change represents, in your circumstances, the adoption of a preferable alternative accounting principle for inventories in conformity with Accounting Principles Board Opinion No. 20.

We have not made an audit in accordance with generally accepted auditing standards of the financial statements of The Robert Mondavi Corporation for the three-month periods ended September 30, 1998 or 1997 and, accordingly, we express no opinion thereon or on the financial information filed as part of the Form 10-Q of which this letter is to be an exhibit.

Yours very truly,


/s/  PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP
San Francisco, CA
October 19, 1998